Exhibit 12

                        EARNINGS TO FIXED CHARGES
                          (Dollars in Thousands)


                  12 Weeks Ended                Year Ended
                3/26/94 3/27/93  1/1/94  1/2/93 12/28/91 12/29/90 12/30/89
Fixed Charges:
Interest on
   Indebtedness $10,465  $9,229  $42,071  $30,079  $19,737  $16,647  $19,900
Base Str Rents(B)33,984  35,595  147,025  134,439  116,676  100,144   79,665
Other Rents (C)      69      75      278      534      766      675    1,913
   Total         44,518  44,899  189,374  165,052  137,179  117,466  101,478
Pretax Income    51,230  35,594    6,352  290,605  340,671  284,471  230,475
Earnings        $95,748 $80,493 $195,726 $455,657 $477,850 $401,937 $331,953
Ratio of Earnings to
  Fixed Charges     2.2     1.8      1.0      2.8      3.5      3.4      3.3

Notes:

(A) Does not include interest on capitalized leases.
(B) Total base rent payments under all store leases, whether operating or capital. Does not include percentage rents, property taxes, insurance, common area maintenance, or other possible miscellaneous charges under some of the leases.
(C) Includes rents under all other leases not included in B above, including equipment and minor real estate leases.